EXHIBIT 99.1

Marlin Business Services Corp. Reports Second Quarter 2017 Earnings and Declares a Cash Dividend of $0.14 Per Share

Second Quarter Summary:

  Total second quarter origination volume (inclusive of referral volume) of $167.8 million, up 34.3% year-over-year
  Investment in Leases and Loans (before deferred costs and loss allowance) of $858.7 million, up 4.1% from the prior quarter and 18.0% from a year ago
  ROE of 11.19% included $0.3 million of charges related to advisory fees in connection with previously announced regulatory matters concerning certain payment processing practices in effect prior to February 2016
  ROE on an adjusted basis of 11.80%, up 14 basis points from the second quarter last year
  Total new origination loan and lease yield of 12.21%, up 35 basis points from the prior quarter and up 43 basis points year-over-year
  Portfolio performance remained within expectations, with 30+ and 60+ day delinquencies at 92 basis points and 52 basis points, respectively, and annualized net charge-offs during the second quarter of 1.65%
  Strong capital position with equity to assets ratio of 16.67%
  Net income of $4.6 million included a charge of $0.3 million (net of tax) related to the aforementioned regulatory matter
  Net income on an adjusted basis of $4.8 million, or $0.38 per diluted share, up from $4.5 million, or $0.36 per share in the prior year period
  During the quarter, the Company announced that its Board of Directors authorized a stock repurchase program of up to $10 million of its outstanding shares of common stock

MOUNT LAUREL, N.J., July 27, 2017 (GLOBE NEWSWIRE) -- Marlin Business Services Corp. (NASDAQ:MRLN) (“Marlin” or the “Company”) today reported second quarter 2017 net income of $4.6 million, or $0.36 per diluted share. Before charges related to the aforementioned regulatory matter, second quarter 2017 net income was $4.8 million, or $0.38 per diluted share compared to $4.5 million, or $0.36 per diluted share, for the second quarter last year.

Commenting on the Company’s results, Jeffrey A. Hilzinger, Marlin’s President and CEO, said, “Marlin continued to deliver strong performance in the second quarter.  In addition to benefitting from robust customer demand, our results reflect solid execution of our Marlin 2.0 strategy that is leading to improvements in scale, enhanced operational efficiencies, sustained profitable growth and more attractive returns on equity.  Total second quarter sourced origination volume of $167.8 million was up more than 34% from a year ago and was a record for the second quarter. This growth was broad-based and driven by the strength of our Equipment Finance business. Production from Horizon Keystone Financial, which was acquired earlier in the year, also continues to exceed our expectations. In addition, origination volume for Funding Stream, our working capital loan business, increased to $14.8 million, or 9% of total sourced originations in the quarter, up from $7.9 million, or 6%, of total sourced originations a year ago. Thanks to this strong origination activity, Investment in Leases and Loans increased to $858.7 million, up more than 4% compared to the previous quarter and up 18% from a year ago. Further, we achieved this strong growth while adhering to our strict underwriting standards, and the portfolio performance remained within our targeted range.”

Mr. Hilzinger concluded, “During the quarter, the Board of Directors authorized a stock repurchase program of up to $10 million of Marlin common stock. Given our strong balance sheet and operating momentum, we believe this, in combination with our regular stock dividend and our continued investment in the Marlin 2.0 strategy, are appropriate uses of the Company’s capital resources and underscores our confidence in our growth prospects.”

Results of Operations
Combined Equipment Finance, Funding Stream and referral origination volume for the second quarter of $167.8 million was up 34.3% from a year ago. Equipment Finance origination volume of $140.7 million in the second quarter was up 23.8% from $113.6 million in the second quarter of 2016. The Company also experienced solid Funding Stream origination volume in the second quarter of 2017 totaling $14.8 million, up from $7.9 million in the same period a year ago. Referral volume totaled $12.3 million, up from $3.5 million in the second quarter last year, and included significant contributions from Horizon Keystone Financial which was acquired in the first quarter of 2017.

Net interest and fee margin as a percentage of average finance receivables was 10.87% for the second quarter, down 4 basis points from the first quarter of 2017 and down 63 basis points from a year ago. The decrease in margin percentage was primarily a result of a decline in late fees and end-of-lease revenue based on certain updated servicing practices, growth in lower yielding Equipment Finance channels and an increase in the Company’s cost of funds partially offset by an increase of 43 basis points in new origination loan and lease yield over last year. The Company’s cost of funds, increased to 125 basis points, compared to 117 basis points for the previous quarter and 105 basis points for the second quarter of 2016.

On an absolute basis, net interest and fee income was $22.7 million for the quarter ended June 30, 2017, compared to $21.7 million for the prior quarter and $20.3 million for the second quarter last year.

Other income was $4.1 million for the second quarter of 2017, compared to $3.8 million in the prior quarter and $2.1 million in the second quarter last year. The increase in other income compared to the second quarter last year was mostly due to a $1.3 million increase in gains-on-sale from the Company’s capital markets activities, referral fee income and servicing fee income related to previous asset sales.

Other expenses were $15.2 million for the second quarter of 2017, compared to $19.6 million in the prior quarter and $12.5 million in the second quarter last year. The decrease from the prior quarter was primarily due to a $4.4 million charge the Company incurred in the first quarter related to the previously disclosed regulatory matter. The year-over-year increase was primarily due to an increase in the Company’s compensation related expenses including salaries, commissions, and stock-based compensation primarily related to the Company’s acquisition of Horizon Keystone Financial and investments in the Company’s direct lending initiative. Additionally, higher legal costs and professional service fees related to the regulatory matter contributed to the year-over-year increase.

The Company’s efficiency ratio for the second quarter was 56.69% compared to 76.79% for the prior quarter and 55.63% in the second quarter last year. Excluding the impact of the regulatory matter, the efficiency ratio on an adjusted basis in the second quarter of 2017 was 55.17%, compared with an adjusted ratio of 59.47% in the prior quarter.

Marlin recorded a provision for income taxes of $2.7 million for the second quarter of 2017, representing an effective tax rate of 37.5%, compared with $0.5 million or 24.1% for the preceding quarter and $2.8 million or 38.1% for the second quarter of 2016.

Portfolio Performance
Allowance for credit losses as a percentage of total finance receivables was 1.46% at June 30, 2017 versus 1.30% at June 30, 2016. Coverage of total 60+ day delinquencies was 245.9% at June 30, 2017 versus 265.8% at June 30, 2016.

Finance receivables over 30 days delinquent were 0.92% of the Company’s total finance receivables portfolio as of June 30, 2017, an increase of 21 basis points from June 30, 2016. Finance receivables over 60 days delinquent were 0.52% of the Company’s total finance receivables portfolio as of June 30, 2017, an increase of 9 basis point from June 30, 2016. Second quarter net charge-offs were 1.65% of average total finance receivables versus 1.38% a year ago. The increase in delinquencies and net charge-offs were largely driven by a return to a more normalized credit environment.  Overall, portfolio performance remained within the Company’s expected ranges.

As of June 30, 2017 and 2016, the Company’s consolidated equity to assets ratio was 16.67% and 18.49%, respectively.

Corporate Developments
During the second quarter, the Company announced that its Board of Directors authorized a stock repurchase program of up to $10 million of its outstanding shares of common stock, replacing the stock repurchase program announced in July 2014. During the second quarter, the Company invested approximately $2.1 million to repurchase 82,404 shares at an average price of $25.22, with approximately $600,000 of the investment coming from the new repurchase authorization and approximately $1.5 million coming from the July 2014 repurchase authorization.

Also during the second quarter, the Company announced the hiring of an experienced direct sales team. Timothy L. Bonagura, Michael K. Stanley and Matthew D. Manning were hired as part of Marlin’s recent realignment of its origination resources into two teams focused on the Company’s direct and indirect origination channels, respectively. As part of the reorganization, the Company promoted Mark E. Scardigli to Senior Vice President and leader of the Indirect Team and Richard J. Henderson, Jr. to First Vice President and leader of the Franchise and Direct Teams. Additionally, the Company announced that it has promoted Daniel Castellini to Senior Vice President of Product Development.

Subsequent to the end of the quarter, the Company announced that it has named Laura C. Anger as Senior Vice President and Chief Human Resources Officer.

The Board of Directors of Marlin Business Services Corp. today declared a $0.14 per share quarterly dividend. The dividend is payable August 17, 2017, to shareholders of record on August 7, 2017. Based on the closing stock price on July 26, 2017, the annualized dividend yield on the Company’s common stock is 2.2%.

Business Outlook
The Company is reiterating guidance for the full year ending December 31, 2017 as follows:

  Full year New Originations Funded (including both Funding Stream and Equipment Finance) is expected to finish at least 20% above 2016 levels.
  Portfolio performance is anticipated to remain within the Company’s targeted and historical range.
  Net interest margin, as a percentage, is expected to remain relatively constant for the remainder of 2017 with continued growth in lower yielding Equipment Finance channels and Franchise Finance, and updates to our servicing practices, offset by expected growth in the Company’s higher yielding Funding Stream business and increasing new business yields in certain Equipment Finance channels.
  ROE is expected to grow to the low teens on an adjusted basis by the end of the fourth quarter of 2017 as strategic initiatives gain traction and the Company continues to improve operating scale.

Conference Call and Webcast
Marlin will host a conference call on Friday, July 28, 2017 at 9:00 a.m. ET to discuss the Company’s second quarter 2017 results. If you wish to participate, please call 877-407-0792 approximately 10 minutes in advance of the call time. The conference ID will be: “Marlin.” The call will also be webcast on the Investor Relations page of the Company’s website, www.marlincorp.com. An audio replay will also be available on the Investor Relations section of Marlin’s website for approximately 45 days.

About Marlin Business Services Corp.
Marlin Business Services Corp. is a nationwide provider of credit products and services to small businesses with a mission of helping small businesses achieve their American dream. Our products and services are offered directly to small businesses and through financing programs with equipment manufacturers, distributors, dealers and other intermediaries. Marlin and its wholly-owned operating subsidiary, Marlin Business Bank, are publicly traded (NASDAQ:MRLN). For more information about Marlin, visit www.marlinfinance.com or call toll free at (888) 479-9111.

Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” “may,” “intend” and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding, market, competitive, legal and/or regulatory factors, among others, affecting our business are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors is contained in our filings with the Securities and Exchange Commission, including the sections captioned “Risk Factors” and “Business” in the Company’s Form 10-K filed with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

Regulation G – Non-GAAP Financial Measures
In this release the Company uses certain financial measures which are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company defines net income on an adjusted basis as net income excluding an after-tax charge related to a reserve for restitution in connection with certain payment processing practices in effect prior to February 2016. The Company believes that net income on an adjusted basis is a useful performance metric for management, investors and lenders, because it means to evaluate period-to-period comparisons of the Company's financial performance without the effects of certain adjustments in accordance with GAAP that may not necessarily be indicative of current operating performance.

Non-GAAP financial measures should not be considered as an alternative to GAAP financial measures. They may not be indicative of the historical operating results of the Company nor are they intended to be predictive of potential future results. Investors should not consider non-GAAP financial measures in isolation or as a substitute for performance measures calculated in accordance with GAAP.

MARLIN BUSINESS SERVICES CORP.
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
	2017	2016

	(Dollars in thousands, except per-share data)

ASSETS
Cash and due from banks	$4,827	$4,055
Interest-earning deposits with banks	72,489	57,702
Total cash and cash equivalents	77,316	61,757
Time deposits with banks	8,360	9,605
Securities available for sale (amortized cost of $10.2 million and $6.1 million at
June 30, 2017 and December 31, 2016, respectively)	10,040	5,880
Net investment in leases and loans:
Net investment in leases and loans, excluding allowance for credit losses	875,262	807,654
Allowance for credit losses	(12,559)	(10,937)
Total net investment in leases and loans	862,703	796,717
Intangible assets	1,234	—
Goodwill	1,160	—
Property and equipment, net	4,411	3,495
Property tax receivables	10,251	5,296
Other assets	9,607	9,408
Total assets	$985,082	$892,158

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$780,838	$697,357
Other liabilities:
Sales and property taxes payable	7,151	2,586
Accounts payable and accrued expenses	21,000	14,809
Net deferred income tax liability	11,910	15,117
Total liabilities	820,899	729,869

Stockholders’ equity:
Preferred Stock, $0.01 par value; 5,000,000 shares authorized; none issued	—	—
Common Stock, $0.01 par value; 75,000,000 shares authorized;
12,525,617 and 12,572,114 shares issued and outstanding at June 30, 2017 and	125	126
December 31, 2016, respectively
Additional paid-in capital	82,827	83,505
Stock subscription receivable	(2)	(2)
Accumulated other comprehensive loss	(106)	(138)
Retained earnings	81,339	78,798
Total stockholders’ equity	164,183	162,289
Total liabilities and stockholders’ equity	$985,082	$892,158

MARLIN BUSINESS SERVICES CORP.
AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

	(Dollars in thousands, except per-share data)

Interest income	$21,567	$18,187	$42,098	$35,718
Fee income	3,745	3,969	7,275	7,803
Interest and fee income	25,312	22,156	49,373	43,521
Interest expense	2,612	1,857	4,952	3,549
Net interest and fee income	22,700	20,299	44,421	39,972
Provision for credit losses	4,314	2,668	8,198	5,743
Net interest and fee income after provision for credit losses	18,386	17,631	36,223	34,229

Other income:
Insurance premiums written and earned	1,751	1,570	3,457	3,192
Other income	2,328	493	4,375	948
Other income	4,079	2,063	7,832	4,140
Other expense:
Salaries and benefits	9,070	7,812	18,461	16,012
General and administrative	6,110	4,628	16,280	9,093
Financing related costs	—	34	—	68
Other expenses	15,180	12,474	34,741	25,173
Income before income taxes	7,285	7,220	9,314	13,196
Income tax expense	2,732	2,752	3,221	5,077
Net income	$4,553	$4,468	$6,093	$8,119

Basic earnings per share	$0.36	$0.36	$0.49	$0.65
Diluted earnings per share	$0.36	$0.36	$0.48	$0.65

Cash dividends declared per share	$0.14	$0.14	$0.28	$0.28

MARLIN BUSINESS SERVICES CORP.
AND SUBSIDIARIES
Net Income on an Adjusted Basis Reconciliation to GAAP Results
(Unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2017		2016		2017		2016

	(Dollars in thousands, except per-share data)

Net income as reported		$4,553		$4,468		$6,093		$8,119

Deduct:
Charge in connection with regulatory matters		(405)		—		(4,816)		—
Tax effect		155		—		1,849		—
Charge in connection with regulatory matters, net of tax		(250)		—		(2,967)		—
Net Income on an Adjusted Basis	$	$4,803	$	$4,468	$	$9,060	$	$8,119

Diluted earnings per share as reported		$0.36		$0.36		$0.48		$0.65
Diluted earnings per share on an adjusted basis		$0.38		$0.36		$0.72		$0.65

Return on Average Assets as reported		1.90%		2.19%		1.30%		2.63%
Return on Average Assets on an adjusted basis		2.01%		2.19%		1.94%		2.63%

Return on Average Equity as reported		11.19%		11.66%		7.48%		10.70%
Return on Average Equity on an adjusted basis		11.80%		11.66%		11.12%		10.70%

Efficiency Ratio as reported		56.69%		55.63%		66.49%		56.91%
Efficiency Ratio on an adjusted basis		55.17%		55.63%		57.27%		56.91%

Net Income on an Adjusted Basis is defined as net income excluding a first quarter 2017 $4.2 million charge associated with recent regulatory matters and charges for associated legal and consulting fees in the amounts of $0.3 million and $0.4 million for the first quarter and second quarter 2017, respectively.

SUPPLEMENTAL QUARTERLY DATA
(Dollars in thousands, except share amounts)
(Unaudited)

Quarter Ended:	6/30/2016	9/30/2016	12/31/2016	3/31/2017	6/30/2017

Net Income:
Net Income	$4,468	$4,345	$4,815	$1,540	$4,553

Annualized Performance Measures:
Return on Average Assets	2.19%	2.05%	2.20%	0.67%	1.90%
Return on Average Stockholders' Equity	11.66%	11.10%	12.06%	3.78%	11.19%

EPS Data:
Net Income Allocated to Common Stock	$4,339	$4,209	$4,663	$1,495	$4,444
Number of Shares - Basic	12,136,660	12,146,727	12,161,782	12,213,464	12,242,805
Basic Earnings per Share	$0.36	$0.35	$0.38	$0.12	$0.36

Number of Shares - Diluted	12,143,181	12,157,356	12,173,010	12,223,333	12,249,530
Diluted Earnings per Share	$0.36	$0.35	$0.38	$0.12	$0.36

Cash Dividends Declared per share	$0.14	$0.14	$0.14	$0.14	$0.14

New Asset Production:
Equipment Finance	$113,615	$117,945	$134,853	$132,691	$140,656
Funding Stream Loans	$7,873	$10,316	$11,287	$13,795	$14,804
Total New Originations Funded	$121,488	$128,261	$146,140	$146,486	$155,460

Referral Volume	$3,478	$4,197	$5,449	$22,296	$12,324

Total Sourced Originations	$124,966	$132,458	$151,589	$168,782	$167,784

Assets sold in the period	$2,707	$3,871	$11,554	$8,694	$12,364

Implicit Yield on Equipment Finance Originations	10.20%	9.78%	9.68%	9.67%	9.96%
Implicit Yield on Funding Stream Loan Originations	34.72%	33.50%	33.28%	32.95%	33.62%
Total Implicit Yield on New Originations Funded	11.78%	11.69%	11.50%	11.86%	12.21%

# of Leases / Loans Equipment Finance	6,681	6,606	7,029	7,185	7,704
Equipment Finance Approval Percentage	58%	56%	57%	56%	55%
Average Monthly Equipment Finance Sources	1,138	1,118	1,134	1,114	1,247

Net Interest and Fee Margin:
Interest Income Equipment Finance	$17,152	$17,368	$18,575	$18,611	$19,338
Interest Income Funding Stream Loans	$930	$1,254	$1,499	$1,781	$2,039

Interest Income Yield	10.30%	10.27%	10.59%	10.31%	10.33%
Fee Income Yield	2.25%	2.15%	1.99%	1.77%	1.79%
Interest and Fee Income Yield	12.55%	12.42%	12.58%	12.08%	12.12%
Cost of Funds	1.05%	1.12%	1.14%	1.17%	1.25%
Net Interest and Fee Margin	11.50%	11.30%	11.44%	10.91%	10.87%

Average Total Finance Receivables	$706,039	$732,346	$762,604	$796,920	$835,516
Average Net Investment Equipment Finance	$695,683	$718,601	$745,075	$775,551	$810,961
Average Funding Stream Loans	$10,356	$13,745	$17,529	$21,369	$24,555

End of Period Net Investment Equipment Finance	$718,631	$743,914	$777,607	$806,330	$837,520
End of Period Funding Stream Loans	$12,119	$15,508	$19,110	$22,510	$25,183
Total Owned Net Investment in Leases and Loans	$730,750	$759,422	$796,717	$828,840	$862,703

Total Assets Serviced for Others	$5,298	$8,680	$19,203	$26,422	$36,482

Total Managed Assets	$736,048	$768,102	$815,920	$855,262	$899,185

Portfolio Asset Quality:

Total Finance Receivables
30+ Days Past Due Delinquencies	0.71%	0.78%	0.80%	0.88%	0.92%
30+ Days Past Due Delinquencies	$5,850	$6,751	$7,226	$8,208	$8,978

60+ Days Past Due Delinquencies	0.43%	0.45%	0.46%	0.51%	0.52%
60+ Days Past Due Delinquencies	$3,548	$3,885	$4,137	$4,729	$5,108

Equipment Finance
30+ Days Past Due Delinquencies	0.72%	0.80%	0.82%	0.90%	0.94%
30+ Days Past Due Delinquencies	$5,850	$6,751	$7,226	$8,206	$8,887

60+ Days Past Due Delinquencies	0.44%	0.46%	0.47%	0.52%	0.54%
60+ Days Past Due Delinquencies	$3,548	$3,885	$4,137	$4,729	$5,108

Funding Stream Loans
15+ Days Past Due Delinquencies	0.00%	0.27%	0.50%	0.43%	0.89%
15+ Days Past Due Delinquencies	$0	$44	$98	$99	$230

30+ Days Past Due Delinquencies	0.00%	0.00%	0.00%	0.01%	0.35%
30+ Days Past Due Delinquencies	$0	$0	$0	$2	$91

Net Charge-offs - Total Finance Receivables	$2,429	$2,494	$2,670	$3,134	$3,442
% on Average Total Finance Receivables
Annualized	1.38%	1.36%	1.40%	1.57%	1.65%

Net Charge-offs - Equipment Finance	$2,331	$2,456	$2,521	$2,840	$3,062
% on Average Net Investment in Equipment Finance
Annualized	1.34%	1.37%	1.35%	1.46%	1.51%

Net Charge-offs - Funding Stream Loans	$98	$38	$149	$294	$380
% of Average Funding Stream Loans
Annualized	3.77%	1.11%	3.40%	5.51%	6.19%

Total Allowance for Credit Losses	$9,430	$10,073	$10,937	$11,687	$12,559
% of Total Finance Receivables	1.30%	1.33%	1.38%	1.42%	1.46%
% of 60+ Delinquencies	265.78%	259.28%	264.37%	247.13%	245.87%

Allowance for Credit Losses - Equipment Finance	$8,926	$9,328	$10,177	$10,769	$11,514
% of Net Investment Equipment Finance	1.25%	1.26%	1.32%	1.34%	1.38%
% of 60+ Delinquencies	251.58%	240.10%	245.98%	227.72%	225.40%

Allowance for Credit Losses - Funding Stream Loans	$503	$745	$760	$918	$1,045
% of Total Funding Stream Loans	4.03%	4.63%	3.86%	3.96%	4.04%
% of 60+ Delinquencies	n/a	n/a	n/a	n/a	n/a

Non-accrual - Equipment Finance	$1,771	$1,869	$2,176	$2,282	$2,560
Non-accrual - Equipment Finance	0.22%	0.22%	0.25%	0.25%	0.27%

Non-accrual - Funding Stream Loans	$0	$153	$66	$53	$61
Non-accrual - Funding Stream Loans	0.00%	0.95%	0.34%	0.23%	0.24%

Non-accrual - Total Finance Receivables	$1,771	$2,022	$2,242	$2,335	$2,621
Non-accrual - Total Finance Receivables	0.22%	0.24%	0.25%	0.25%	0.27%

Restructured - Total Finance Receivables	$450	$350	$769	$798	$878

Net Interest and Fee Margin after Net Charge-offs	10.12%	9.94%	10.04%	9.34%	9.22%

Expense Ratios:
Salaries and Benefits Expense	$7,812	$7,817	$8,083	$9,391	$9,070
Salaries and Benefits Expense
Annualized % of Avg. Fin. Recbl.	4.43%	4.27%	4.24%	4.71%	4.34%

Total personnel end of quarter	315	318	318	330	329

General and Administrative Expense	$4,628	$4,980	$5,450	$10,170	$6,110
General and Administrative Expense
Annualized % of Avg. Fin. Recbl.	2.62%	2.72%	2.86%	5.10%	2.93%

Efficiency Ratio	55.63%	54.87%	54.58%	76.79%	56.69%

Balance Sheet:

Assets
Investment in Leases and Loans	$727,707	$756,144	$793,285	$824,942	$858,671
Initial Direct Costs and Fees	12,473	13,351	14,369	15,585	16,591
Reserve for Credit Losses	(9,430)	(10,073)	(10,937)	(11,687)	(12,559)
Net Investment in Leases and Loans	$730,750	$759,422	$796,717	$828,840	$862,703
Cash and Cash Equivalents	78,767	77,625	61,757	75,728	77,316
Restricted Cash	26	-	-	-	-
Other Assets	32,248	31,954	33,684	39,924	45,063
Total Assets	$841,791	$869,001	$892,158	$944,492	$985,082

Liabilities
Deposits	650,429	676,920	697,357	739,793	780,838
Other Liabilities	35,677	33,413	32,512	42,054	40,061
Total Liabilities	$686,106	$710,333	$729,869	$781,847	$820,899

Stockholders' Equity
Common Stock	$125	$126	$126	$126	$125
Paid-in Capital, net	82,516	82,890	83,503	84,066	82,825
Other Comprehensive Income (Loss)	(22)	(5)	(138)	(109)	(106)
Retained Earnings	73,066	75,657	78,798	78,562	81,339
Total Stockholders' Equity	$155,685	$158,668	$162,289	$162,645	$164,183

Total Liabilities and
Stockholders' Equity	$841,791	$869,001	$892,158	$944,492	$985,082

Capital and Leverage:
Equity	$155,685	$158,668	$162,289	$162,645	$164,183
Debt to Equity	4.18	4.27	4.30	4.55	4.76
Equity to Assets	18.49%	18.26%	18.19%	17.22%	16.67%

Regulatory Capital Ratios:
Tier 1 Leverage Capital	18.90%	18.53%	18.36%	17.41%	16.81%
Common Equity Tier 1 Risk-based Capital	20.14%	19.77%	19.37%	18.37%	17.80%
Tier 1 Risk-based Capital	20.14%	19.77%	19.37%	18.37%	17.80%
Total Risk-based Capital	21.36%	21.02%	20.62%	19.63%	19.05%

Notes:
Net investment in total finance receivables includes net investment in direct financing leases and loans.
Equipment Finance consists of equipment leases and loans.
Funding Stream Loans consist of small business loans.

Investor Contacts:
Taylor Kamp
Senior Vice President & Chief Financial Officer
856-505-4108

Lasse Glassen
Addo Investor Relations
lglassen@addoir.com
424-238-6249